Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

July 14, 2016	For immediate release

For more information, contact: Stephen Marsh, CEO & Board Chair at (802) 334-7915

Trading Symbol: CMTV
(traded on the OTCQX)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the second quarter ended June 30, 2016, of $1,295,199 or $0.25 per share compared to $1,077,704 or $0.21 per share for the second quarter of 2015. Year to date earnings for 2016 were $2,464,693 or $0.48 per share compared to $2,187,544 or $0.43 per share a year ago.

Total consolidated assets at June 30, 2016 were $596,207,733 compared to $596,134,709 at year end and $576,498,650 at June 30, 2015. Consolidated assets remained flat from year end due to municipal investments that matured on June 30, 2016 which offset an increase in loan balances. Loan balances increased $13,447,026 during the first six months of 2016, however municipal investments decreased by $9,341,417 and cash decreased by $4,517,602. The decrease in municipal investments is cyclical in nature as June 30 is the end of the annual municipal finance cycle for school districts in Vermont. Tax anticipation loans for fiscal year 2017 were funded on July 1, 2016 in an amount comparable to the balances that matured on June 30.

CEO and Board Chair, Stephen Marsh, commented on the second quarter results. “Growing earning assets, while maintaining our yield on earning assets, combined with reducing our cost of funds has resulted in an increase in net interest income for the quarter of over 4%. This is commendable during this low rate environment. A decrease in operating expenses of 2% also contributed to the increase in earnings of $217,495, or 20% for the second quarter this year compared to the same period in 2015. We could not achieve these outstanding results without the dedication and hard work of our employees at Community National Bank.”

As previously announced, the Company has declared a quarterly cash dividend of $0.16 per share payable August 1, 2016 to shareholders of record as of July 15, 2016.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.